November 2024

Pricing Supplement No. 4,909

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 21, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the lowest performing of the S&P 500® Index and the Dow Jones Industrial AverageSM (each referred to as an “underlying”)

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide for a maturity payment amount that may be significantly less than the face amount, and may be zero, and have the terms described in the accompanying product supplement for principal at risk securities, index supplement and prospectus, as supplemented or modified by this document. At maturity:

￭If the level of the lowest performing underlying has increased, investors will receive the face amount plus a positive return equal to 100% of the percentage increase in the level of the lowest performing underlying from its starting level, subject to a maximum return at maturity of 6% of the face amount. As a result of the maximum return, the maximum maturity payment amount will be $1,060 per security

￭If the level of the lowest performing underlying remains unchanged or has decreased, but the lowest performing underlying has not decreased by more than the buffer amount of 25%, investors will receive the face amount plus a positive return equal to 80% of the absolute value of the percentage decline in the level of the lowest performing underlying from its starting level to its ending level, which will effectively be limited to a positive return of 20%

￭If the lowest performing underlying has decreased by more than the buffer amount, investors will have 1-to-1 downside exposure to the decrease in the level of the lowest performing underlying from its starting level in excess of the buffer amount

￭Investors may lose up to 75% of the face amount of the securities

￭The securities are for investors who seek an equity index-based return and who are willing to risk their investment, risk exposure to the lowest performing underlying and forgo current income and upside above the maximum return in exchange for the buffer and absolute return features that in each case apply to a limited range of performance of the lowest performing underlying

￭The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment

￭These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in either of the underlyings

The current estimated value of the securities is $966.60 per security. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlyings, instruments based on the underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 4.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 12. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$23.25	$976.75
Total	$1,500,000	$34,875	$1,465,125

(1) Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $23.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $17.50 per security, and WFA will receive a distribution expense fee of $0.75 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2) In respect of certain securities sold in this offering, we may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3) See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated November 16, 2023 Index Supplement dated November 16, 2023
 Prospectus dated April 12, 2024

Morgan Stanley Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

Final Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	May 27, 2026, subject to postponement if the calculation day is postponed*
Underlyings:	S&P 500® Index (the “SPX Index”) and Dow Jones Industrial AverageSM (the “INDU Index”)
Maturity payment amount:

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

●If the ending level of the lowest performing underlying is greater than its starting level:

$1,000 plus the lesser of:

(i)

(ii)The maximum return

●If the ending level of the lowest performing underlying is less than or equal to its starting level, but greater than or equal to its threshold level:

$1,000 plus:

In this scenario, you will receive a 0.80% positive return for each 1% negative return on the lowest performing underlying. The maximum return you may receive in this scenario is a positive 20% return at maturity.

●If the ending level of the lowest performing underlying is less than its threshold level:

If the ending level of the lowest performing underlying is less than its threshold level, you will receive less, and up to 75% less, than the face amount of your securities at maturity.

Participation rate:	100%
Lowest performing underlying:	The underlying with the lowest underlying return
Underlying return:	With respect to an underlying, the percentage change from its starting level to its ending level, measured as follows: ending level – starting level starting level
Absolute underlying return:	The absolute value of the underlying return. For example, a –5% underlying return for the lowest performing underlying will result in a +5% absolute underlying return.
Starting level:	With respect to the SPX Index: 5,948.71, its closing level on the pricing date. With respect to the INDU Index: 43,870.35, its closing level on the pricing date.
Ending level:	With respect to each underlying, its closing level on the calculation day.
Calculation day:	May 21, 2026**
Threshold level:	With respect to the SPX Index: 4,461.5325, which is equal to 75% of its starting level. With respect to the INDU Index: 32,902.7625, which is equal to 75% of its starting level.
Buffer amount:	25%
Maximum return:

The “maximum return” will be determined on the pricing date and will be 6% of the face amount per security ($60 per security). As a result of the maximum return, the maximum maturity payment amount will be $1,060 per security

Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount

November 2024 Page 2

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

of $1,000.
Pricing date:	November 21, 2024
Original issue date:	November 26, 2024 (3 business days after the pricing date)
CUSIP / ISIN:	61776WK77 / US61776WK772
Listing:	The securities will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

* Subject to postponement pursuant to “General Terms of the Securities—Payment Dates” in the accompanying product supplement for principal at risk securities.

** Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

November 2024 Page 3

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000 per security. We estimate that the value of each security on the pricing date is $966.60.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlyings. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlyings, instruments based on the underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the maximum return, the participation rate and the threshold levels, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

November 2024 Page 4

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

Investor Considerations

The Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026 (the “securities”) may be appropriate for investors who:

￭Seek an alternative to direct exposure to the underlyings that provides returns for a certain range of positive performance of the lowest performing underlying, subject to the maximum return

￭Desire to potentially outperform the lowest performing underlying in a moderately bearish scenario

￭Desire to obtain a buffer against a specified level of negative performance in the lowest performing underlying

￭Understand that any positive return based on the depreciation of the lowest performing underlying will be limited to 20%, and that any depreciation of the lowest performing underlying from its starting level to its ending level by more than the buffer amount will result in a loss, rather than a positive return, on the securities

￭Understand that the return on the securities will depend solely on the performance of the lowest performing underlying and that they will not benefit in any way from the performance of any better performing underlying

￭Understand that the securities are riskier than alternative investments linked to only one of the underlyings or linked to a basket composed of each underlying

￭Understand and are willing to accept the full downside risks of each underlying

￭Are willing to forgo interest payments on the securities and dividends on securities included in the underlyings

￭Are willing to hold the securities to maturity

The securities are not designed for, and may not be an appropriate investment for, investors who:

￭Seek a liquid investment or are unable or unwilling to hold the securities to maturity

￭Are unwilling to accept the risk that the ending level of the lowest performing underlying may decrease by more than the buffer amount from its starting level, resulting in a loss of some or a significant portion of the initial investment

￭Seek uncapped exposure to the upside performance of the lower performing underlying

￭Seek full return of the face amount of the securities at maturity

￭Seek current income from their investments

￭Are unwilling to accept the risk of exposure to each of the underlyings

￭Seek exposure to the lowest performing underlying but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities

￭Seek exposure to a basket composed of each underlying or a similar investment in which the overall return is based on a blend of the performances of the underlyings, rather than solely on the lowest performing underlying

￭Are unwilling to accept our credit risk

￭Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlyings, please see the sections titled “S&P 500® Index Overview” and “Dow Jones Industrial AverageSM Overview” below.

November 2024 Page 5

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

Determining Maturity Payment Amount

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

November 2024 Page 6

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the maturity payment amount on the securities based on a range of hypothetical underlying returns of the lowest performing underlying and the following terms:

Face amount:	$1,000 per security
Participation rate:	100%
Threshold level:	75% of its starting level
Buffer amount:	25%
Maximum return:	6% of the face amount ($60 per security)

Securities Payoff Diagram

The lowest performing underlying
The securities
$2,100
$2,000
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Maturity payment amount per security
$1,060 Maximum payment amount
Contingent absolute return
$1,000 Face amount
-100%
-80%
-60%
-40%
-20%
-25%
0%
6%
20%
40%
60%
80%
100%
120%
Underlying return of the lowest performing underlying

November 2024 Page 7

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the levels of the underlyings relative to their respective starting levels. We cannot predict the ending levels of the underlyings on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlyings. The numbers appearing in the examples below may have been rounded for ease of analysis. Notwithstanding anything to the contrary in the accompanying product supplement for principal at risk securities, the amount you will receive per $1,000 face amount of securities at maturity will be the maturity payment amount, defined and calculated as provided in this document. The following scenario analysis and examples illustrate the maturity payment amount on a hypothetical offering of the securities, based on the following terms*:

Investment term:	Approximately 1.5 years
Hypothetical starting level:	With respect to the SPX Index: 100
With respect to the INDU Index: 100
Threshold level:	With respect to the SPX Index, 75, which is 75% of its respective hypothetical starting level
With respect to the INDU Index, 75, which is 75% of its respective hypothetical
starting	level
Buffer amount:	25%
Participation rate:	100%
Maximum return:	6% of the face amount ($60 per security)

* The hypothetical starting level of 100 for each underlying has been chosen for illustrative purposes only and does not represent the actual starting level of either underlying. The actual starting levels and threshold levels are set forth under “Final Terms” above. For historical data regarding the actual closing levels of the underlyings, see the historical information set forth herein.

Example 1 — Both underlyings appreciate over the term of the securities, and investors receive a positive return, calculated based on the underlying return of the lowest performing underlying, subject to the maximum return.

Ending level		SPX Index: 105
INDU Index: 150
Underlying return		SPX Index: (105 – 100) / 100 = 5% INDU Index: (150 – 100) / 100 = 50%
Maturity payment amount	=	$1,000 plus the lesser of: (i)[$1,000 × underlying return of lowest performing underlying × participation rate] (ii)the maximum return of $60
	=	$1,000 + [$1,000 × 5% × 100%]
	=	$1,050

In example 1, the ending levels of both the SPX Index and the INDU Index are greater than their starting levels. The SPX Index has appreciated by 5%, while the INDU Index has appreciated by 50%. Therefore, investors receive at maturity the face amount plus

November 2024 Page 8

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

the lesser of a positive return equal to 100% of the appreciation of the lowest performing underlying, which is the SPX Index in this example, and the maximum return of $60. Investors receive $1,050 per security at maturity.

Example 2 — Both underlyings appreciate over the term of the securities, and investors receive a positive return, calculated based on the underlying return of the lowest performing underlying, subject to the maximum return.

Ending level		SPX Index: 110
INDU Index: 150
Underlying return		SPX Index: (110 – 100) / 100 = 10% INDU Index: (150 – 100) / 100 = 50%
Maturity payment amount	=	$1,000 plus the lesser of: (i)[$1,000 × underlying return of lowest performing underlying × participation rate] (ii)the maximum return of $60
	=	$1,000 + $60
	=	$1,060

In example 2, the ending levels of both the SPX Index and the INDU Index are greater than their starting levels. The SPX Index has appreciated by 10%, while the INDU Index has appreciated by 50%. Therefore, investors receive at maturity the face amount plus the lesser of a positive return equal to 100% of the appreciation of the lowest performing underlying, which is the SPX Index in this example, and the maximum return of $60. On the maturity date, you would receive the maturity payment amount equal to $1,060 per $1,000 face amount of securities (which is the maximum maturity payment amount), resulting in a total return on the securities of 6%. The appreciation potential of the securities is limited by the maximum return. Although the participation rate provides 100% exposure to any increase in the underlying return of the lowest performing underlying, because the maturity payment amount will be limited to 6% of the face amount for the securities, any increase in the underlying return of the lowest performing underlying by more than 6% of its starting level will not further increase the return on the securities.

Example 3 — One underlying appreciates, while the other declines over the term of the securities but neither underlying declines below its respective threshold level.

Ending level		SPX Index: 130
INDU Index: 90
Underlying return		SPX Index: (130 – 100) / 100 = 30% INDU Index: (90 – 100) / 100 = -10%
Maturity payment amount	=	$1,000 + [$1,000 × absolute underlying return of lowest performing underlying × 0.80]
	=	$1,000 + [$1,000 × 10% × 0.80]
	=	$1,080

In example 2, the ending level of the SPX Index is greater than its starting level, while the ending level of the INDU Index is less than its starting level, but is greater than or equal to its respective threshold level. The SPX Index has appreciated by 30% while the INDU Index has declined by 10%. Because the ending level of the lowest performing underlying is less than its starting level but greater than its respective threshold level, the maturity payment amount would equal $1,000 plus a return reflecting 80% of the absolute underlying return of the lowest performing underlying. Investors receive a maturity payment amount of $1,080.

November 2024 Page 9

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

Example 4 — One underlying appreciates while the other declines over the term of the securities, and the ending level of the lowest performing underlying is less than its respective threshold level. Investors are therefore exposed to the decline in the lowest performing underlying from its starting level.

Ending level		SPX Index: 130
INDU Index: 30
Underlying return		SPX Index: (130 – 100) / 100 = 30% INDU Index: (30 – 100) / 100 = -70%
Maturity payment amount	=	$1,000 + [$1,000 × (underlying return of lowest performing underlying + buffer amount)]
	=	$1,000 + [$1,000 ×(-70% + 25%)]
	=	$550

In example 3, the ending level of the SPX Index is greater than its starting level, while the ending level of the INDU Index has declined below its threshold level. The SPX Index has appreciated by 30% while the INDU Index has depreciated by 70%. Because the ending level of the INDU Index has declined below its threshold level, investors are exposed to the negative performance of the INDU Index, which is the lowest performing underlying in this example, in excess of the buffer amount. Investors receive a maturity payment amount of $550.

Example 5 — Both underlyings decline below their respective threshold levels, and investors are therefore exposed to the decline in the lowest performing underlying from its starting level.

Ending level		SPX Index: 20
INDU Index: 40
Underlying return		SPX Index: (20 – 100) / 100 = -80% INDU Index: (40 – 100) / 100 = -60%
Maturity payment amount	=	$1,000 + [$1,000 × (underlying return of lowest performing underlying + buffer amount)]
	=	$1,000 + [$1,000 ×(-80% + 25%)]
	=	$450

In example 4, the ending levels of both the SPX Index and the INDU Index are less than their respective threshold levels. The SPX Index has declined by 80% while the INDU Index has declined by 60%. Therefore, investors are exposed to the negative performance of the SPX Index, which is the lowest performing underlying in this example, in excess of the buffer amount. Investors receive a maturity payment amount of $450.

Because the maturity payment amount of the securities is based on the lowest performing underlying, a decline in either underlying below its respective threshold level in excess of the buffer amount will result in a loss of some or a significant portion of your investment, even if the other underlying has appreciated or has not declined as much.

November 2024 Page 10

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Face Amount of Securities.

Performance of the Lowest Performing Underlying*		Performance of the Securities
Ending Level	Underlying Return	Maturity Payment Amount	Return on Securities(1)
200	100.00%	$1,060.00	6.00%
190	90.00%	$1,060.00	6.00%
180	80.00%	$1,060.00	6.00%
170	70.00%	$1,060.00	6.00%
160	60.00%	$1,060.00	6.00%
150	50.00%	$1,060.00	6.00%
140	40.00%	$1,060.00	6.00%
130	30.00%	$1,060.00	6.00%
120	20.00%	$1,060.00	6.00%
110	10.00%	$1,060.00	6.00%
106	6.00%	$1,060.00	6.00%
105	5.00%	$1,050.00	5.00%
100(2)	0.00%	$1,000.00	0.00%
95	-5.00%	$1,040.00	4.00%
90	-10.00%	$1,080.00	8.00%
85	-15.00%	$1,120.00	12.00%
80	-20.00%	$1,160.00	16.00%
75	-25.00%	$1,200.00	20.00%
74	-26.00%	$990.00	-1.00%
70	-30.00%	$950.00	-5.00%
60	-40.00%	$850.00	-15.00%
50	-50.00%	$750.00	-25.00%
40	-60.00%	$650.00	-35.00%
30	-70.00%	$550.00	-45.00%
20	-80.00%	$450.00	-55.00%
10	-90.00%	$350.00	-65.00%
0	-100.00%	$250.00	-75.00%

*The underlyings exclude cash dividend payments on stocks included in the underlyings.

(1) The “Return on Securities” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 face amount of securities to the purchase price of $1,000 per security.

(2) The hypothetical starting level of each underlying.

November 2024 Page 11

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest, and you will receive less, and up to 75% less, than the face amount of your securities at maturity if the ending level of the lowest performing underlying is less than its respective threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or repay a fixed amount of the face amount of the securities. If the ending level of the lowest performing underlying is less than its threshold level, which is 75% of its starting level, the contingent absolute return feature will no longer be available and you receive less, and up to 75% less, than the face amount of your securities at maturity. Investors may lose some or a significant portion of their investment in the securities.

￭The appreciation potential of the securities is limited by the maximum return. The appreciation potential of the securities is limited by the maximum return. Although the participation rate provides 100% exposure to any increase in the underlying return of the lowest performing underlying, because any positive return on the securities will be limited to the maximum return of 6% of the face amount for the securities, any increase in underlying return of the lowest performing underlying by more than 6% will not further increase the return on the securities.

￭Any positive return based on the depreciation of the lowest performing underlying is effectively capped. Any positive return based on the depreciation of the lowest performing underlying will be capped at 20% because the contingent absolute return feature is operative only if the lowest performing underlying depreciates by no more than the buffer amount. Any depreciation of the lowest performing underlying by more than the buffer amount will result in a loss of some or a significant portion of the face amount and not a positive return.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the securities in the secondary market, including the level, volatility (frequency and magnitude of changes in level) and dividend yield of the underlyings, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlyings or equities markets generally and which may affect the ending levels of the underlyings and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The levels of the underlyings may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” and “Dow Jones Industrial AverageSM Overview” below. You may receive less, and possibly significantly less, than the face amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

November 2024 Page 12

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the values of the underlyings at any time other than the calculation day. The ending level of each underlying will be based on the closing level of such underlying on the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if both underlyings appreciate prior to the calculation day but the level of either underlying decreases by the calculation day, the maturity payment amount may be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the levels of the underlyings prior to such decrease. Although the actual levels of the underlyings on the maturity date or at other times during the term of the securities may be higher than their respective ending levels, the maturity payment amount will be based solely on the closing levels of the underlyings on the calculation day.

￭Investing in the securities is not equivalent to investing in either underlying. Investing in the securities is not equivalent to investing in either underlying or the component stocks of either underlying. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute either underlying.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-

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Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting levels, the threshold levels and the ending levels and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of an ending level in the event of a market disruption event or discontinuance of an underlying. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “General Terms of the Securities—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlyings or the component stocks of the underlyings), including trading in the stocks that constitute the underlyings as well as in other instruments related to the underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the stocks that constitute the underlyings and other financial instruments related to the underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting level of an underlying, and, therefore, could increase the level at or above which such underlying must close on the calculation day so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying). Additionally, such hedging or trading activities during the term of the securities, including on the calculation day, could adversely affect the level of an underlying on the calculation day, and, accordingly, the amount of cash an investor will receive at maturity.

November 2024 Page 14

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

￭The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the securities will be postponed to the third business day following that calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlyings to which the securities are linked.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information About the Securities—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. For example, due to the terms of the securities and current market conditions, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlyings

￭You are exposed to the price risk of both underlyings. Your return on the securities is not linked to a basket consisting of both underlyings. Rather, it will be based upon the independent performance of each underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlyings. Poor performance by either underlying over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying. If either underlying declines to below its respective threshold level as of the calculation day, you will be exposed to the negative performance of the lowest performing underlying at maturity, even if the other underlying has appreciated or has not declined as much, and you will lose a significant portion or all of your investment. Accordingly, your investment is subject to the price risk of both underlyings.

￭Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to just the performance of one underlying. With two underlyings, it is more likely that either underlying will decline to below its threshold level as of the calculation day, than if the securities were linked to only one underlying. Therefore it is more likely that you will suffer a significant loss on your investment.

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Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

￭Adjustments to the underlyings could adversely affect the value of the securities. The publisher of either underlying may add, delete or substitute the stocks constituting such underlying or make other methodological changes that could change the value of such underlying. The publisher of either underlying may discontinue or suspend calculation or publication of such underlying at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor underlying that is comparable to the discontinued underlying and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor underlying, the maturity payment amount on the securities will be an amount based on the closing prices at maturity of the securities composing such underlying at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying last in effect prior to discontinuance of the underlying.

￭Historical levels of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities. No assurance can be given as to the level of the underlyings at any time, including on the calculation day, because historical levels of the underlyings do not provide an indication of future performance of the underlyings.

November 2024 Page 16

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the SPX Index for the period from January 1, 2019 through November 21, 2024. The closing level of the SPX Index on November 21, 2024 was 5,948.71. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The SPX Index has at times experienced periods of high volatility. You should not take the historical levels of the SPX Index as an indication of its future performance, and no assurance can be given as to the closing level of the SPX Index on the calculation day.

S&P 500® Index Daily Closing Levels January 1, 2019 to November 21, 2024

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

November 2024 Page 17

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by S&P® Dow Jones Indices LLC, the marketing name and a licensed trademark of CME Group Inc., as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the INDU Index for the period from January 1, 2019 through November 21, 2024. The closing level of the INDU Index on November 21, 2024 was 43,870.35. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The INDU Index has at times experienced periods of high volatility. You should not take the historical levels of the INDU Index as an indication of its future performance, and no assurance can be given as to the closing level of the INDU Index on the calculation day.

Dow Jones Industrial AverageSM Daily Closing Levels January 1, 2019 to November 21, 2024

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC. For more information, see “Dow Jones Industrial AverageSM” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

Tax considerations

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. We intend to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially and adversely affected.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, due to the terms of the securities and current market conditions, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for principal at risk securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with

November 2024 Page 19

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $23.25 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $17.50 per security. In addition to the selling concession allowed to WFA, WFS will pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See "Plan of Distribution, Conflicts of Interest" in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for principal at risk securities.

Validity of the securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation

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Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due May 27, 2026

of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for principal at risk securities, in the index supplement or in the prospectus.

November 2024 Page 21